Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-291685) and related Prospectus of Evaxion A/S for the registration of 38,450,000 ordinary shares represented by 769,000 American Depository Shares and to the incorporation by reference therein of our report dated March 5, 2026 , with respect to the consolidated financial statements of Evaxion A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

November 9, 2026